                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630

                                  May 26, 2003

To Our Shareholders:

         You are cordially invited to attend the 2003 annual meeting of shareholders of Telenetics Corporation that will be held at 9:30 a.m. on June 23, 2003 at 25111 Arctic Ocean, Lake Forest, California 92630. All holders of our outstanding common stock as of the close of business on May 26, 2003 are entitled to vote at the 2003 annual meeting.

         Enclosed is a copy of the notice of annual meeting of shareholders, a proxy statement and a proxy card. A current report on the business operations of Telenetics will be presented at the meeting, and shareholders will have an opportunity to ask questions.

         We hope you will be able to attend the 2003 annual meeting. Whether or not you expect to attend, it is important that you complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the 2003 annual meeting.

                                                     Sincerely,

                                                     /s/ Michael N. Taglich

                                                     Michael N. Taglich
                                                     Chairman of the Board

                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630

                           --------------------------

                  NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 23, 2003

                           --------------------------

         NOTICE IS HEREBY GIVEN that the 2003 annual meeting of shareholders of Telenetics Corporation, a California corporation, will be held at 9:30 a.m. local time on June 23, 2003 at 25111 Arctic Ocean, Lake Forest, California 92630 for the following purposes:

         1.       To elect five directors to the board of directors;

         2. To ratify the selection of Haskell & White LLP as our independent certified public accountants to audit the financial statements of Telenetics for the year ending December 31, 2003; and

         3. To transact such other business as may properly come before the 2003 annual meeting or any adjournment or adjournments thereof.

         The board of directors has fixed the close of business on May 26, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the 2003 annual meeting and all adjourned meetings thereof.

                                             By Order of the Board of Directors

                                             /s/ Michael N. Taglich

                                             Michael N. Taglich
                                             Chairman of the Board

Dated:  May ___, 2003

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

                             TELENETICS CORPORATION
                               25111 ARCTIC OCEAN
                          LAKE FOREST, CALIFORNIA 92630

                                 PROXY STATEMENT

                              ---------------------

                       2003 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 23, 2003

                              ---------------------

                  THIS PROXY MATERIAL IS FIRST BEING MAILED TO
                      SHAREHOLDERS ON OR ABOUT MAY 30, 2003

                              ---------------------

                                VOTING AND PROXY

         This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors for use at the 2003 annual meeting of shareholders to be held at 9:30 a.m. local time on June 23, 2003 at 25111 Arctic Ocean, Lake Forest, California 92630, and at any adjournments of the 2003 annual meeting. When a proxy is properly executed and returned, the shares it represents will be voted according to directions noted on the proxy. If no specification is indicated, the shares will be voted "for" each of the proposals listed on the proxy. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to our corporate Secretary, by issuance of a subsequent proxy, or by voting in person at the 2003 annual meeting.

         At the close of business on May 26, 2003, the record date for determining shareholders entitled to notice of and to vote at the 2003 annual meeting, we had issued and outstanding ________ shares of common stock. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the 2003 annual meeting or at any adjournments of the meeting.

         Each share of common stock entitles the holder of record to one vote on any matter coming before the 2003 annual meeting. In voting for directors, however, shares may be voted cumulatively for persons whose names have been placed in nomination prior to the voting for the election of directors, but only if a shareholder present at the 2003 annual meeting gives notice at the 2003 annual meeting, prior to the voting for the election of directors, of his or her intention to vote cumulatively. Notice of intention to vote cumulatively may not be given by simply marking and returning a proxy.

         If any shareholder gives proper notice of his or her intention to vote cumulatively, then each shareholder eligible to vote will be entitled to cumulate his or her votes and to give any one or more of the nominees whose names have been placed in nomination prior to the voting a number of votes equal to the total number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote. In addition, the person or persons holding the proxies solicited by our board of directors will exercise their cumulative voting rights, at their discretion, to vote the shares they hold in such a way as to ensure the election of as many of the nominees of the board of directors as they deem possible. This discretion and authority of the proxy holders may be withheld by checking the box on the proxy card marked "withhold from all nominees." However, such an instruction will also deny the proxy holders the authority to vote for any or all of the nominees of the board of directors, even if cumulative voting is not called for at the 2003 annual meeting.

         A shareholder may choose to withhold from the proxy holders the authority to vote for any of the individual candidates nominated by our board of directors by marking the appropriate box on the proxy card and striking out the names of the disfavored candidates as they appear on the proxy card. In that event, the proxy holders will not cast any of the shareholder's votes for candidates whose names have been crossed out, whether or not cumulative voting is called for at the 2003 annual meeting. However, the proxy holders will retain the authority to vote for the candidates nominated by the board of directors whose names have not been struck out and for any candidates who may be properly nominated at the 2003 annual meeting. If a shareholder wishes to specify the manner in which his or her votes are allocated in the event of cumulative voting, he or she must appear and vote in person at the 2003 annual meeting. Ballots will be available at the 2003 annual meeting for shareholders who desire to vote in person.

         Under California law and our Restated and Amended Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders. Generally, if a quorum is present, then the affirmative vote of a majority of the shares represented and voting on any matter other than the election of directors will constitute the act of the shareholders, so long as the number of shares voting in favor of any proposal equals at least a majority of the quorum. Although abstentions and "broker non-votes" are not counted either "for" or "against" any proposals, if the number of abstentions or "broker non-votes" results in the votes "for" a proposal not equaling at least a majority of the quorum required for the meeting, the proposal will not be approved. This will be the case even though the number of votes "for" the proposal exceeds the number of votes "against" the proposal.

         In any election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected. Votes against a candidate and votes withheld have no legal effect.

         We will pay the expenses of soliciting proxies for the 2003 annual meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail or by telephone, or by our directors, officers and regular employees who will not be additionally compensated. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option to do so if it appears that a quorum otherwise might not be obtained. The matters to be considered and acted upon at the 2003 annual meeting are referred to in the preceding notice and are discussed below more fully.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         Our Restated and Amended Bylaws provide for a range of five to seven directors and fix the current number of directors at five. Directors are elected annually and hold office until the next annual meeting of shareholders, until their respective successors are elected and qualified or until their earlier death, resignation or removal. It is intended that the proxies solicited by our board of directors will be voted "for" election of the following five nominees unless a contrary instruction is made on the proxy: Michael N. Taglich, Bradley
L. Jacobs, Robert Schroeder, H. George Levy, M.D., and William C. Kosoff. If, for any reason, one or more of the nominees is unavailable as a candidate for director, an event that is not anticipated, the person named in the proxy will vote for another candidate or candidates nominated by our board of directors. However, under no circumstances may a proxy be voted in favor of a greater number of persons than the number of nominees named below. As described above, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected. Five of the five nominees for director are, at present, directors of Telenetics. David Parshall, who currently is a director, has declined to stand for re-election.

         The current directors and executive officers of Telenetics, the director nominees, and their ages, positions and business experience are as follows:

               Name                        Age                      Position
               ----                        ---                      --------
Michael N. Taglich (2)................      39     Chairman of the Board, Director and
                                                      Director Nominee
David L. Stone........................      44     President and Chief Financial Officer
John D. McLean........................      53     Chief Operating Officer
George F. Rombach.....................      58     Secretary
Bradley L. Jacobs (1)(2)..............      71     Director and Director Nominee
Robert Schroeder (1)..................      36     Director and Director Nominee
H. George Levy, M.D. (2)..............      53     Director and Director Nominee
William C. Kosoff.....................      61     Director and Director Nominee
David B. Parshall (1).................      55     Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation and Stock Option Committee.

         Each officer of Telenetics serves at the discretion of the board of directors. There are no family relationships between or among any of our directors, executive officers or director nominees.

DIRECTORS AND DIRECTOR NOMINEES

         MICHAEL N. TAGLICH has served as the Chairman of the Board of Directors since May 2002. Mr. Taglich is the president of Taglich Brothers Inc., a New York based Investment Bank and NASD member firm, since 1992. Mr. Taglich is a member of the board of Cormaria Retreat House and member of the board of Sparton Corporation, a NYSE listed company. Mr. Taglich holds a B.S. degree in General and International Business from NY University and holds Series 27 and Series 7 security licenses.

         BRADLEY L. JACOBS has served as a member of our board of directors since September 2000 and as an advisor to our board of directors since February 1999. Until January 1999, Mr. Jacobs served as the Assessor of Orange County, California, a position he held since 1975. Prior to that time, Mr. Jacobs spent 23 years in various positions in private enterprises including, among others, senior scientist at Lockheed Aircraft Service, product manager at General Dynamics and western regional manager at duPont Glore Forgan. Mr. Jacobs holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and a Master of Business Economics degree from Claremont Graduate University and is a registered agent with the United States Patent and Trademark Office.

         ROBERT SCHROEDER has served as a member of our board of directors since February 2001. Mr. Schroeder has been employed by Taglich Brothers, Inc., an NASD-registered broker-dealer, as an associate since 2000 and as an equity analyst from 1993 to 2000. Mr. Schroeder holds a B.S. degree in Accounting from New York University, is NASD-licensed and holds Series 7 and Series 63 securities licenses. He also holds the designation of Chartered Financial Analyst.

         H. GEORGE LEVY, M.D. has served as a member of our board of directors since November 1998. Dr. Levy has practiced facial plastic and reconstructive surgery in Monroe, Michigan since 1981. Dr. Levy is a member of the board of directors of La-Z-Boy, Inc. (NYSE: LZB). Dr. Levy holds a B.S. degree in Biology from the University of Nebraska and an M.D. degree from the University of Nebraska College of Medicine.

         WILLIAM C. KOSOFF has served as a member of our board of directors since May 2002. He is a founder of Telenetics and served as its president until 1992. Mr. Kosoff left the Company in 1992 and returned in 1998, and has served in various sales, marketing and business development capacities. Mr. Kosoff received his BA in Physics from the California State University in 1976.

         DAVID B. PARSHALL has served as a member of our board of directors since May 2002. Mr. Parshall has served as a managing director of Private Equity Investors, Inc., a private company that purchases portfolios of private equities, since April 1992. He has served as a director of Dolphin Asset Management Corp., a private company that invests in United States small stocks, and has been associated with that company or its predecessors since October 1992. Mr. Parshall has served as a director of Friedman's Inc. (Nasdaq: FRDM) since December 1993 and is the chairman of the compliance committee and a member of the audit and compensation committees of that company. From June 1996 to September 1999, Mr. Parshall served as a director of Logic Associates, Inc., a private software company. From 1976 to 1990, he was successively an associate, vice president, senior vice present and managing director of Lehman Brothers, and from August 1990 to March 1992, he served as a managing director of Blackstone Group, L.P., both investment banks. Mr. Parshall holds an A.B. degree in Greek from Columbia College and an M.B.A. degree with a concentration in Finance from Columbia University, Graduate School of Business.

EXECUTIVE OFFICERS

         DAVID L. STONE has served as our President since May 2002 and as our Chief Financial Officer since April 1999 and as served as our Secretary from July 1999 to May 2002. Prior to joining Telenetics, Mr. Stone held the positions of Vice President of Finance and Chief Financial Officer of SmartDisk Corporation (Nasdaq: SMDK) from 1997 to 1998, and additionally held a variety of executive positions, including Executive Vice President and Chief Financial Officer of Tylan General, Inc., a manufacturer of process control instrumentation, from 1980 to 1997. Mr. Stone holds a B.S. degree in Business Administration/Finance from the University of New Hampshire.

         JOHN D. MCLEAN served as our Chief Operating Officer from September 8, 2000 to September 27, 2001 and for the period since May 15, 2002. Mr. McLean has served as Chief Executive Officer and President of eflex Wireless, Inc., a wholly-owned subsidiary we acquired in January 2000, since July 1999. Prior to joining eflex, Mr. McLean served as a senior executive of GTE Wireless, where he was employed since 1971.

         GEORGE F. ROMBACH has served as our Secretary since May 2002. Mr. Rombach served as our independent certified public accountant from 1997 through 1998. Prior to joining Telenetics he maintained a private practice, concentrating in the areas of structure and organization of new concerns and financially distressed entities, and additionally he founded a regional CPA firm specializing in accounting, auditing and other compliance services for small public companies, which merged into an international accounting firm. Mr. Rombach holds a B.S. degree in Business Administration with an accounting major, a M.S. degree in accounting, a law degree and a Ph.D. degree in finance. He is a Certified Public Accountant licensed to practice in the State of California, and has more than 35 years of professional experience.

BOARD COMMITTEES AND MEETINGS

         Our board of directors has a Compensation and Stock Option Committee and an Audit Committee. Our board of directors does not have a nominating committee. The entire board of directors selects nominees for our board of directors. Our board of directors is required until January 2, 2004 to include one nominee of Taglich Brothers, Inc. in the slate of nominees recommended by our board or directors for election by our shareholders. Taglich Brothers, Inc. is an NASD-registered broker-dealer that invested in our April 1999 private placement of Series A 7.0% Convertible Redeemable Preferred Stock and has provided investment banking services to us from time to time since that offering. Taglich Brothers, Inc. selected Robert Schroeder as its respective nominee for election to our board of directors at the 2003 annual meeting.

         The Compensation and Stock Option Committee makes recommendations to our board of directors concerning salaries and incentive compensation for our employees and consultants and selects the persons entitled to receive options under our stock option plans and establishes the number of shares, exercise price, vesting period and other terms of the options granted under those plans. The Compensation and Stock Option Committee also administers our stock purchase plan. The entire board of directors also may perform these functions. The

Compensation and Stock Option Committee currently consists of Dr. George Levy, Michael N. Taglich and Bradley L. Jacobs. The Compensation and Stock Option Committee was formed in August 2001 through the combination of our former Compensation Committee and Stock Option Committee. The Compensation and Stock Option Committee held three meetings during 2002, and the board of directors took action with respect to the grants of options made under our stock option plans on one occasion during 2002. No executive officer of Telenetics has served as a director or member of the compensation committee of any other entity whose executive officers served as a director of Telenetics.

         The Audit Committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, reviews our financial statements for each quarterly period and reviews and evaluates our internal control functions. The Audit Committee is governed by a written charter, a copy of which charter was filed with the Securities and Exchange Commission as an exhibit to our definitive proxy statement for our special meeting held on January 26, 2001. The Audit Committee held four meetings during 2002. The Audit Committee currently consists of Bradley L. Jacobs, David B. Parshall and Robert Schroeder, each of whom is independent within the meaning of Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

         During 2002, our board of directors held five meetings and took action by written consent on seven occasions. During 2002, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he or she has been a director and the total number of meetings held by all committees of the board on which he or she served during the periods that he or she served.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         In May 2002, David Stone, our President and Chief Financial Officer, became entitled to receive a total annual salary of $185,000, and has the opportunity to earn a bonus of $50,000 per year based upon our achieved financial goals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our common stock, or reporting persons, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Reporting persons are required by Commission regulations to furnish us with copies of all reports that they file.

         Based solely upon a review of copies of these reports furnished to us during 2002 and thereafter, or written representations received by us from reporting persons that no other reports were required, we believe that all
Section 16(a) filing requirements applicable to our reporting persons during 2002 were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

         The Summary Compensation Table below provides information concerning the annual and long-term compensation for services in all capacities as an employee of Telenetics of our current and former Chief Executive Officers, our Chief Operating Officer and our Chief Financial Officer, or the named executives, during 2000, 2001 and 2002. There were no other executive officers whose annual salary and bonus compensation exceeded $100,000 during 2002.

                                          SUMMARY COMPENSATION TABLE
                                                                                                      Long-Term
                                                                                                      ---------
                                                                                                     Compensation
                                                                                                     ------------
                                                       Annual Compensation                              Awards
                                                       -------------------                              ------
                                                                                                      Securities
                                                                                 Other Annual         Underlying
     Name and Principal Position         Year    Salary ($)     Bonus ($)      Compensation ($)       Options (#)
     ---------------------------         ----    ----------     ---------      ----------------       -----------
Shala Shashani Lutz
   Former Chairman of the Board,          2002     60,000(1)           --             --                    --
   Former President and Former Chief      2001    120,000(1)           --             --               150,000
   Executive Officer                      2000         --              --             --                    --

   John D. McLean                         2002    150,000          36,589(8)          --               230,000
   Chief Operating Officer (3)            2001    150,000              --         32,001(4)             50,000
                                          2000    150,000          56,250             --               300,000

   David L. Stone                         2002    153,750(2)       82,500(9)       3,600(5)            160,000
   President and Chief Financial          2001    145,000          22,500(11)      3,600(5)            175,000
   Officer                                2000    125,520          23,333          3,600(5)                 --

   George F. Rombach                      2002    91,333(12)       25,437(10)      6,600(6)             80,000
    Secretary                             2001    90,000(12)       12,000          1,200(7)             60,000
                                          2000    67,500(12)        5,000             --               100,000


---------------
(1) Effective March 20, 2001, Ms. Lutz became our President and Chief Executive Officer and became entitled to receive a total annual salary of $160,000, which salary commenced April 1, 2001 and continued through her resignation on May 15, 2002. Payment of $30,000 of the $120,000 of salary due for 2001 was deferred and not paid until 2002.
(2) Effective May 15, 2002, Mr. Stone became our President and became entitled to receive a total annual salary of $185,000 which commenced on October 1, 2002.
(3) Mr. McLean served as our Chief Operating Officer from September 8, 2000 to September 27, 2001 and for the period since May 15, 2002, and as President of our Wireless Data Network Division from January 7, 2000 to September 8, 2000 and for the period since September 27, 2001.
(4) Total includes estimates of $993 for meal and entertainment expenses, $12,000 for travel expenses, $14,400 for living expenses and $4,608 for health insurance premiums.
(5)  Total represents $3,600 for an auto allowance.
(6) Total includes $1,800 for lodging expenses and $4,800 for housing allowance.
(7)  Total represents $1,200 for housing allowance.
(8) Total includes 487,847 shares of common stock, with a fair market value of $36,589, issued in February 2003 for a 2002 bonus accrual.
(9) Total includes 433,333 shares of common stock, with a fair market value of $32,500, issued in February 2003 for a 2002 bonus accrual. Payment of $5,000 of the bonus due for 2002 was paid and $45,000 was deferred until funds permit and was not paid during 2002.
(10) Total includes 205,833 shares of common stock, with a fair market value of $15,437, issued in February 2003 for a 2002 bonus accrual.

(11) This amount inadvertently was stated as $7,500 in the Summary Compensation Table included in our Definitive Proxy for the year ended December 31, 2001.
(12) Effective January 3, 2000, Mr. Rombach became entitled to receive a total annual salary of $90,000 through October 1, 2002 when it was increased to $98,000. The salary for 2000 was adjusted to reflect a reduced work schedule.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning individual grants of stock options made during 2002 to the named executives. We never have granted any stock appreciation rights.

                                                           Percent of Total
                                     Number of                 Options
                                     Securities               Granted to
                                     Underlying              Employees in          Exercise or
Name                              Options Granted          Fiscal Year (1)         Base Price        Expiration Date
----                              ---------------          ---------------         ----------        ---------------
Shala Shashani Lutz                          --                   --                   --                --

John D. McLean                      150,000 (3)                  7.1%                 $0.45              2/6/2005
John D. McLean                       80,000 (2)                  3.8%                $0.115              6/12/2012

David L. Stone                      160,000 (2)                  7.5%                $0.115              6/12/2012

George F. Rombach                    80,000 (2)                  3.8%                $0.115              6/12/2012


---------------
(1) Based on options to purchase 2,125,000 shares of common stock granted to employees during the year ended December 31, 2002.
(2) Option was granted on June 13, 2002 and vests and becomes exercisable in four equal quarterly installments commencing September 11, 2002.
(3) Option was granted on February 11, 2002 and became immediately vested and exercisable as to 100,000 shares of common stock, and the remaining 50,000 shares vested and became exercisable on January 6, 2003.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

         The following table sets forth the number of exercisable and unexercisable in-the-money stock options and their values at December 31, 2002 for the named executives. An option is "in-the-money" if the fair market value for the underlying securities exceeds the exercise price of the option. None of the named executives acquired shares through the exercise of options during 2002.

                          Number of Securities Underlying         Value of Unexercised In-the-
                              Unexercised Options at                    Money Options at
                                  December 31, 2002                   December 31, 2002 (1)
                                  -----------------                   ---------------------
Name                      Exercisable       Unexercisable       Exercisable        Unexercisable
----                      -----------       -------------       -----------        -------------
Shala Shashani Lutz          180,000                 --                  --                --
John D. McLean               360,000            120,000                  --                --
David L. Stone               234,000            221,000                  --                --
George F. Rombach            164,000             76,000                  --                --


---------------
(1) The closing sale price of our common stock on the OTC Electronic Bulletin Board on December 31, 2002 was $0.08.

COMPENSATION OF DIRECTORS

         Effective April 2000, we agreed to pay Bradley L. Jacobs $1,500 per month for expenses in connection with intellectual property consulting services he provides to Telenetics. Effective April 2001, we agreed to pay Mr. Jacobs an additional $1,500 per month as compensation for those services which ended June 30, 2002.

         Effective as of September 8, 2000, the board of directors adopted a revised non-employee director compensation program that provided that each of our non-employee directors other than Robert Schroeder was entitled to receive $5,000 per year as compensation for serving as a director, and was also entitled to receive $250 for attendance telephonically at a meeting of our board of directors or a committee of our board and $500 for attendance in person at a meeting of our board of directors or a committee of our board and to be reimbursed for certain expenses in connection with attendance at those meetings. Also, each non-employee director other than Robert Schroeder was entitled to receive an annual grant beginning on August 31, 2001 of a fully-vested non-qualified stock option to purchase up to 20,000 shares of common stock at an exercise price per share equal to the closing sale price of a share of our common stock on that date. Employee directors are not entitled to any additional compensation for attendance at meetings of our board of directors or any committee of our board of directors.

         On January 2, 2001, we entered into a debenture placement agreement with Taglich Brothers, Inc. Under the agreement, we became obligated to appoint a nominee of Taglich Brothers, Inc. to our board of directors. On February 16, 2001, we appointed Robert Schroeder to fill a vacancy on our board of directors. The agreement provides that until January 2, 2004, we are obligated to include one nominee selected by Taglich Brothers, Inc. in the slate of nominees recommended by our board of directors for election by our shareholders. If elected to our board of directors, that nominee and Taglich Brothers, Inc., collectively, shall receive a fee for serving on the board of directors of $25,000 per year, plus reasonable expenses, and shall receive a five-year option to purchase 20,000 shares of common stock at an exercise price equal to the higher of ten percent above the closing price of our common stock on the date the nominee is elected to the board of directors and $1.31 per share. Mr. Schroeder was elected to our board of directors on August 8, 2001 and received an option to purchase 20,000 shares of common stock at an exercise price of $1.31 per share. As of December 31, 2002, we had paid to Taglich Brothers, Inc. $10,000 of the $25,000 fee payable in connection with Mr. Schroeder's initial year of service on our board of directors.

         On August 8, 2001, our board of directors approved the issuance of shares of common stock at the rate of $0.675 per share to the then current directors other than Robert Schroeder in lieu of payment to them of amounts outstanding and unpaid under the compensation program adopted in September 2000. The closing price of a share of common stock on August 8, 2001 was $0.46. An aggregate of 71,853 shares of common stock were issued to Dr. Levy, Mr. Jacobs and then directors Mr. Armani, Ms. Lutz and Mr. Povinelli in lieu of payment to them of an aggregate of $48,500 in outstanding compensation.

         In April 2002, we granted Dolphin Offshore Partners, L.P, a beneficial owner of more than 5% of our outstanding shares of common stock, the right to include one nominee in the slate of nominees recommended by our board of directors for election by our shareholders at the 2002 annual meeting. Dolphin Offshore Partners, L.P. selected David B. Parshall as its nominee. Mr. Parshall was elected to our board of directors, is to receive a fee for serving on the board of directors of $15,000 per year, plus reasonable expenses, and was to receive options to purchase shares of common stock in amounts and at times to be determined by our board of directors. Dolphin Offshore Partners, L.P. has not exercised its rights for the current year.

          Effective June 13, 2002, our board of directors adopted a director compensation and equity incentive policy that cancelled and superseded our September 8, 2000 director compensation program and provided for the following:

         o Compensation to Michael Taglich as Chairman of the Board is $63,000 per year, in addition to any non-employee director compensation to which Mr. Taglich may otherwise be eligible;

         o Compensation of the Chairman of the Audit Committee is $5,000 per year, in addition to any non-employee director compensation that the Chairman of the Audit Committee may otherwise be eligible;

         o Compensation of each non-employee member of the board other than Mr. Schroeder and Mr. Parshall is $12,000 per year;

         o Compensation to Taglich Brothers, Inc. for the director services of Mr. Schroeder is $25,000 per year;

         o Compensation to Mr. Parshall for his director services is $15,000 per year;

         o Each non-employee director shall be entitled to reimbursement for reasonable and necessary expenses incurred in connection with attendance at meetings of the board or committees of the board; and

         o Each of the five non-employee members of the board received effective as of June 13, 2002 a non-qualified stock option outside of our stock option plans to purchase up to 50,000 shares of common stock, with such options (a) to have an initial exercise price of $0.115 per share, which is the closing price of a share of the Company's common stock on the day immediately preceding the date of grant, and (b) subject to continued service requirements and other terms of the applicable option agreement, are to vest and become exercisable in four equal quarterly installments beginning September 11, 2002 and to expire on June 12, 2012.

         The cash compensation was to be earned and payable quarterly in arrears unless deferred at the discretion of our President, with the first installment due August 15, 2002 to cover the period from May 15, 2002 through August
15, 2002. However, the June 30, 2002 note modification agreement that we entered into with Dolphin Offshore Partners, L.P. provides that during the period that the 12% Subordinated Unsecured Promissory Note in the principal amount of $550,000 due to Dolphin on January 15, 2004 is outstanding, we may not pay cash compensation other than expense reimbursement to our directors for services rendered on or after May 15, 2002.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Restated and Amended Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of Telenetics for breach of a director's duties to Telenetics or our shareholders except for liability:

         o for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o for acts or omissions that a director believes to be contrary to the best interests of Telenetics or our shareholders or that involve the absence of good faith on the part of the director;

         o for any transaction for which a director derived an improper personal benefit;

         o for acts or omissions that show a reckless disregard for the director's duty to Telenetics or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to Telenetics or our shareholders;

         o for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to Telenetics or our shareholders; and

         o for engaging in transactions described in the California Corporations Code or California case law that result in liability, or approving the same kinds of transactions.

         Our Restated and Amended Articles of Incorporation also provide that we are authorized to provide indemnification to our agents, as defined in Section 317 of the California Corporations Code, through our Restated and Amended Bylaws or through agreements with such agents or both, for breach of duty to us and our shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         Our Restated and Amended Bylaws provide for indemnification of our officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. In all cases where indemnification is permitted by the Restated and Amended Bylaws, a determination to indemnify such person must be made when ordered by a court and must be made in a specific case upon a determination that indemnification is required or proper in the circumstances. Such determination must be made:

         o by our board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding which is the subject of the request for indemnification; or

         o if such a quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         o        by a majority of our shareholders.

         To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Telenetics under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In May 1995, SMC Group, a consulting and human resource company owned by Shala Shashani Lutz, who is a former director of Telenetics and our former Chairman of the Board, former President and former Chief Executive Officer, established a credit card merchant account for the exclusive benefit of Telenetics. We deposited into this account revenue received in the form of credit card charges. Funds deposited into this account were either transferred to our other bank accounts or otherwise expended for our benefit. As of December 31, 2002, we had no interest in such account and had established our own merchant account.

         In April 1999, we entered into an agreement with an unrelated party to lease a corporate and manufacturing facility located at 25111 Arctic Ocean, Lake Forest, California. In connection with the lease, Michael Armani, a former director of Telenetics who was then our Chairman of the Board, President and Chief Executive Officer, executed a performance guarantee of our obligations under the lease. If we were to default under the lease, Mr. Armani could be held liable for payment of our $175,000 tenant improvement allowance, all tenant improvement amounts in excess of $450,000, two years of base rent under the lease plus the landlord's brokerage commission expenses and costs of enforcing the guarantee.

         In October 1999, SMC Group advanced $100,000 to us. This amount was payable upon demand, bore interest at a rate of 10% per year, was secured by the receivables, inventories and other assets of Telenetics under the terms of a security agreement, and has since been repaid in full.

         In January 2000, in connection with our acquisition of all of the issued and outstanding shares of eflex Wireless, Inc., we issued a total of 750,000 shares of common stock, including 168,750 shares of common stock to Terry S. Parker, who subsequently served and resigned as a director of Telenetics and as our President and Chief Executive Officer, 168,750 shares of common stock to William Saunders, who subsequently served as an advisor to our board of directors, and 75,000 shares of common stock to John D. McLean, who subsequently served as our Chief Operating Officer. The acquisition agreement included an earnout provision for the issuance of up to an additional 6,000,558 shares of common stock, contingent on the successful implementation of the technology acquired and installation of related units prior to December 31, 2004. Messrs. Saunders and Parker each received a 22.5% interest in any shares issuable under the earnout, and Mr. McLean received a 10% interest in any such shares. We also issued options to purchase up to a total of 1,150,000 shares of common stock in connection with consulting and employment agreements entered into at the closing, including a five-year consulting agreement with Saunders & Parker, Inc., a company of which Messrs. Parker and Saunders each are co-presidents, directors and 50% shareholders, and a three-year employment agreement with Mr. McLean. Under the Saunders & Parker consulting agreement, among other things Saunders & Parker were to receive a consulting fee if some conditions were met. In addition, under the terms of the Saunders & Parker consulting agreement, we issued an immediately exercisable option to purchase up to 600,000 shares of common stock at $1.75 per share. Under Mr. McLean's employment agreement, Mr. McLean received an option to purchase up to 300,000 shares of common stock at $1.75 per share, vesting one-third at the closing and the balance in two equal annual installments. Mr. McLean exercised the option as to 100,000 shares in October 2000. In connection with the eflex transaction, Mr. Armani pledged to Saunders & Parker a total of 500,000 shares of common stock owned by Mr. Armani as security for repayment of a promissory note executed by Telenetics in favor of Saunders & Parker in the original principal amount of $136,445. The entire principal balance and all accrued interest due under the note was repaid in full. Also in connection with the eflex transaction, we issued to Mr. McLean a promissory note in the principal amount of $107,500 with an interest rate of 10% per year. In June 2000, Mr. McLean exchanged the outstanding principal and interest due under the note for 34,527 shares of common stock.

         On September 27, 2002, we entered into a Settlement Agreement and Mutual Release with John McLean, William Saunders, Terry Parker and Saunders & Parker, Inc. Under the agreement, Saunders & Parker delivered for cancellation all outstanding options to purchase shares of common stock of Telenetics held by Saunders & Parker. Concurrent with the execution of the agreement, we paid an aggregate of $20,000 to Saunders, Parker and their legal counsel. In addition, we executed a promissory note in favor of Saunders & Parker in the principal amount of $24,723, bearing interest at 8% per annum. Principal and all accrued but unpaid interest were due at maturity on February 1, 2003.

         During 2000, Ms. Lutz allowed us to borrow amounts up to $65,000 under a variable rate equity line secured by her own personal real property. As of December 31, 2002, the principal balance of our debt under this arrangement was paid in full.

         In October 1998, SMC Group invested $75,000 in our 10% Subordinated Unsecured Promissory Note offering. SMC Group received a warrant to purchase up to 30,000 shares of common stock at an exercise price of $1.00 per share. In October 2000, the principal balance of $75,000 was reinvested in a note bearing interest at the rate of 8% per year. Principal and accrued interest on these loans was due June 30, 2002. In November 2002, the maturity date was modified as discussed below.

         In September 2000, Mr. McLean loaned to us $25,000, which amount did not bear interest and was due June 30, 2002. In June 2001, we issued 97,143 shares of common stock and two warrants to purchase up to 13,600 shares of common stock, each at exercise prices of $0.70 and $1.00 per share, to Mr. McLean in lieu of repayment of this loan and in lieu of reimbursement of approximately $43,000 in business expenses he incurred in the scope of his employment.

          In October 2000, Mr. Parker, who was then a director and our President and Chief Executive Officer, loaned to us $150,000, at an interest rate of 8% per year, with principal and all accrued interest due June 30, 2002. Effective June 30, 2002, we entered into a note modification agreement with Mr. Parker. Under the agreement, the maturity date of the note was extended from June 30, 2002 to July 15, 2002, and the due dates of all remaining payments due or to become due under the note were extended to July 15, 2002. Under the agreement, effective as of July 15, 2002, Mr. Parker surrendered for cancellation the $150,000 note, and we paid to Mr. Parker the sum of $7,800 plus interest accrued on the note from July 1, 2002 through July 14, 2002 and issued to Mr. Parker a 7% subordinated unsecured promissory note due January 15, 2004 in the principal amount of $148,200. The note is payable in 18 monthly installments beginning August 15, 2002, with each of the first 17 monthly payments to represent at least $7,800 in principal amount plus accrued interest for the previous month, and the final payment to be in the amount of the unpaid principal balance plus all accrued and unpaid interest and any other amounts payable under the note. The note accrues interest at a rate of 7% per annum, except that if a minimum monthly installment is not paid by its due date, then interest on the unpaid principal portion of the note accrues at a rate of 10% per annum until the installment is paid. The note provides that if at any time three minimum monthly installments remain due and unpaid, then the note immediately becomes due and payable. Also, for so long as the note remains outstanding, the note prohibits us from making common stock dividends and repurchases and engaging in recapitalizations involving the payment of cash, notes or other debt instruments in exchange for shares of our common stock.

         From time to time, Mr. Armani made non-interest bearing loans to himself for his own personal benefit while he was our Chairman of the Board, President and Chief Executive Officer. At December 31, 2000, the total amount due to us under these loans was $222,946. Since that date, the balance was reduced by payments of $11,000 and by a $72,946 write-off. In March 2002, the remaining balance of $139,000 as of December 31, 2001 was converted into a note receivable, was to be secured by shares of our common stock and bears interest at 6.75% per annum, with the outstanding principal and accrued interest due March 21, 2004. In June 2002, Mr. Armani refused to provide shares as collateral for the $139,000 note, or to otherwise secure the note, which made it impossible for us to perfect the intended security interest or to otherwise secure the $139,000 note. As a result, we notified Mr. Armani that he was in default under the security agreement and that, therefore, he was in default under the note and that the $72,946 reduction in his indebtedness to us that was proposed to take effect on the effective date of the separation agreement was void. We demanded that Mr. Armani repay in full all of his indebtedness to us in the amount of $212,000, plus accrued interest on the amount covered by the note, on or before June 14, 2002. As of June 30, 2002, Mr. Armani had not repaid his indebtedness to us. Our management believed that these facts, among others, raised substantial doubt as to the collectibility of the note. Consequently, we applied $5,550 of directors fees owed to Mr. Armani and wrote off the remaining $133,240 principal balance of the note during 2002.

         Subsequent to Mr. Armani's September 2000 resignation as our Chairman of the Board, President and Chief Executive Officer, we paid to Mr. Armani severance in the aggregate amount of $168,000.

         On August 2, 2002, Michael A. Armani filed an action against Telenetics Corporation, Michael Taglich and David Stone in the Superior Court of California, County of Orange Central Justice Center (Case No. 02CC12884). Mr. Armani is a former executive officer and former director of Telenetics Corporation. Mr. Taglich is our Chairman of the Board and a director, and Mr. Stone is our President and Chief Financial Officer. The complaint alleges breach of contract, fraud and deceit, interference with contractual relationship and prospective advantage and inducing breach of contract. Mr. Armani seeks general damages of at least $450,000 and punitive and exemplary damages in excess of $15,000,000. The complaint relates to the terms and effectiveness of documentation relating to his September 2000 separation from employment with Telenetics Corporation. The complaint also relates to compensation he claims is due for services he allegedly rendered to us following his separation. We believe Mr. Armani's claims are without merit because, among other factors, Mr. Armani alleged the existence of contracts that did not exist between us and himself, Mr. Armani admitted in the complaint that he failed to execute proposed separation documentation prior to the explicit expiration date of the offer described in the documentation, and in anticipation of execution of the documentation, we all of the amounts that Mr. Armani was to have received under that proposed separation arrangement. Mr. Armani's complaint has been answered by all defendants, and we filed a cross-complaint to recover approximately $212,000 of our funds that Mr. Armani loaned to himself for his own personal benefit without prior approval or authorization of our board of directors while he was an executive officer and director of Telenetics Corporation. All defendants have made discovery requests, and Mr. Armani has failed to timely respond to any of the discovery requests or to appear for his deposition. All defendants plan to make a motion to compel Mr. Armani's response to discovery or in the alternative, dismissal of his complaint.

         In January 2001, we issued a 7% convertible subordinated debenture due January 2, 2003 in the principal amount of $2,115,000 to Dolphin Offshore Partners L.P. in a private offering. The note was convertible into common stock at any time. We had the right to force conversion of the debenture after August 2, 2001 if at the time we desired to force conversion, the registration statement covering shares of common stock issuable upon conversion of the debenture was effective and the average of the closing bid price per share for 20 consecutive trading days ending five days prior to the date of forced conversion was at least $2.00. This debenture was modified in June 2001 and was reinvested in our April 1, 2002 note offering, as described below. In connection with the offering of this debenture, we issued five-year placement warrants to purchase up to an aggregate of 350,000 shares of common stock at an initial exercise price of $0.80 per share to Michael N. Taglich, who subsequently transferred 257,450 of those warrants to 14 other principals and employees of Taglich Brothers, Inc.

         In January 2001, we issued a note in the principal amount of $325,000 to Dolphin Offshore Partners L.P. in a private offering. The note's original interest rate was 12% per annum. Principal and all accrued interest under the note originally were due April 22, 2001 or upon any earlier demand by Dolphin Offshore Partners L.P. The interest rate and maturity date were later modified, as described below.

         In January 2001, we issued a 6.5% junior convertible subordinated debenture due January 23, 2003 in the principal amount of $75,000 in the name of Michael N. Taglich, which debenture was assigned to Tag Kent Partners, a limited partnership of which Mr. Taglich is the general partner. Tag Kent Partners reinvested this debenture in our April 1, 2002 note offering described below. In connection with the offering of this debenture, we issued five-year placement warrants to purchase up to 5,515 and 5,514 shares of common stock, respectively, at an initial exercise price of $0.81 per share, to Michael N. Taglich and another principal of Taglich Brothers, Inc.

         Effective June 29, 2001, we entered into a note modification agreement with Dolphin Offshore Partners, L.P. Under the agreement, Dolphin Offshore Partners, L.P. waived any default by us under the 7% convertible subordinated debenture that occurred through September 30, 2001. In addition, interest rates and payment dates on the debenture and the two outstanding notes due to Dolphin Offshore Partners, L.P. were revised. Effective July 1, 2001, the interest rate of the 7% convertible subordinated debenture increased to 10% per annum, and the payment dates changed from semi-annual payments of interest in arrears on January 2 and July 2 of each year to quarterly payments in arrears on March 2, June 2, September 2 and December 2 of each year. The maturity date of the $325,000 note was extended from April 22, 2001 to July 2, 2002. Also, the interest rate of the $325,000 note increased from 12% to 15% per annum for the period from October 1, 2001 to December 31, 2001, and from 15% to 18% per annum commencing on January 1, 2002. Effective July 1, 2001, the interest rate of the $250,000 note increased from 10% to 15% per annum.

         In June 2001, Dr. Levy exchanged a promissory note evidencing our debt to him in the principal amount of $25,000, for 35,714 shares of common stock and two warrants to purchase up to 5,000 shares of common stock, each at exercise prices of $0.70 and $1.00 per share.

         In June 2001, we entered into an agreement with Ms. Lutz regarding the extension of a $250,000 note dated December 30, 1997 that we owed to her. Under the agreement, the maturity date of the note was extended to January 2, 2003, and the interest rate was increased by 2% per annum to 12% per annum. Also, the note became fully transferable and also became convertible into common stock at the rate of $0.70 per share until the earlier of March 31, 2002 or, if our common stock trades at or above $1.40 for ten consecutive trading days, until the date, if any, that we elect to terminate the right to convert the note. In addition, Ms. Lutz received a three-year warrant to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.

         In October 2001, we granted Mr. Kosoff a 10-year option to purchase up to 70,000 shares of common stock at an exercise price of $0.21 per share under our Amended and Restated 2001 Stock Option Plan. The option is scheduled to vest and become exercisable in five equal annual installments commencing October 31, 2001.

         Effective January 23, 2002, we issued $2,087,500 in principal amount of senior secured convertible promissory notes due January 23, 2005 to thirteen accredited investors in exchange for $1,975,000 cash and the cancellation of $112,500 in outstanding indebtedness. The cash included $1,500,000 from SDS Merchant Fund, L.P. and $25,000 from Michael N. Taglich. The cancellation of indebtedness consisted of the cancellation of the $75,000 principal balance of the 6.5% junior convertible subordinated debenture due January 23, 2003 and the $37,500 principal balance of the 10% subordinated unsecured promissory note due 2001, both of which were held by Tag Kent Partners. Effective March 1, 2002, we issued $162,500 in principal amount of secured convertible promissory notes due March 1, 2005 to five accredited investors. Effective April 1, 2002, we issued a secured convertible promissory note in the principal amount of $2,115,000 to Dolphin Offshore Partners, L.P. in consideration for the cancellation of the principal balance of its convertible subordinated debenture due January 2, 2003. We granted the holders of the January 23, 2002 notes, the March 1, 2002 notes and the April 1, 2002 note (collectively, the "2002 notes") a continuing security interest in all of our inventory. The 2002 notes were accompanied by immediately vested and exercisable five-year warrants, or note warrants, to purchase up to an aggregate of 7,429,543 shares of common stock at an initial exercise price of $0.44064 per share (collectively, the "2002 note warrants"). Of the 2002 note warrants, Dolphin Offshore Partners, L.P., SDS Merchant Fund, L.P., Michael N. Taglich and Tag Kent Partners received note warrants to purchase up to 3,599,878 shares, 2,553,105 shares, 42,552 shares, and 191,483 shares of common stock, respectively.

         The 2002 notes initially bear interest at 6% per annum and are redeemable at a substantial premium under some circumstances. The principal balances of the 2002 notes are convertible into common stock at any time or from time to time at the option of the holders, subject to the beneficial ownership limitations described below under the heading "Beneficial Ownership of Principal Security Holders and Management." The initial conversion price of the 2002 notes was $0.44064. At the initial conversion price, the 2002 notes and note warrants held by each of SDS Merchant Fund, L.P. and Dolphin Offshore Partners, L.P. would have been convertible for or exercisable into more than 5% of our outstanding shares of common stock if those 2002 note investors had waived beneficial ownership limitations. In addition, the conversion of 2002 notes at the initial conversion price and the exercise of the 2002 note warrants held by Michael N. Taglich and Tag Kent Partners would have caused Mr. Taglich to beneficially own in excess of 5% of our outstanding shares of common stock if Mr. Taglich or Tag Kent Partners had waived beneficial ownership limitations. As discussed below, an aggregate of $3,850,000 of the 2002 notes held by SDS Merchant Fund, L.P., Dolphin Offshore Partners, L.P. and seven others were modified in March 2003.

         In connection with the private placements of the 2002 notes and 2002 note warrants, we issued to seven principals and employees of Taglich Brothers, Inc., which persons included Michael N. Taglich and our director Robert Schroeder, immediately vested and exercisable five-year warrants to purchase up to an aggregate of 510,621 shares of common stock at an initial exercise price of $0.52877 per share. Of those warrants, Mr. Taglich and Mr. Schroeder received warrants to purchase up to 134,686 and 68,084 shares of common stock, respectively The cash proceeds of the offerings of 2002 notes and 2002 note warrants, after payment of placement agent fees to Taglich Brothers, Inc., were approximately $1,923,750. We were required to use a portion of the proceeds to repay the $300,000 principal balance plus interest that had accrued at 10% per annum on a 30-day bridge loan that we had obtained from SDS Merchant Fund, L.P. in January 2002.

         Effective June 30, 2002, we entered into a note modification agreement with Dolphin. Under the agreement, the maturity dates of the $325,000 note and the $250,000 10% note were extended from July 2, 2002 to July 15, 2002, and the due dates of all remaining payments due or to become due under each of those notes were extended to July 15, 2002. Under the agreement, effective as of July 15, 2002, Dolphin surrendered for cancellation the $325,000 note and the $250,000 note, and we paid to Dolphin the sum of $25,000 plus all accrued and unpaid interest on each of those notes through July 15, 2002. The note accrues interest at a rate of 12% per annum, except that if a minimum monthly installment is not paid by its due date, then interest on the unpaid principal portion of the note accrues at a rate of 18% per annum until the installment is paid. The note provides that if at any time three minimum monthly installments remain due and unpaid, then the note immediately becomes due and payable. Also, for so long as the note remains outstanding, the note prohibits us from paying cash compensation, other than expense reimbursement, to our directors in consideration for director services rendered on or after May 15, 2002, and prohibits the Company from making common stock dividends and repurchases and engaging in recapitalizations involving the payment of cash, notes or other debt instruments in exchange for shares of the Company's common stock.

         During 2002, holders of shares of 2000 Series A Preferred Stock converted 12.21 shares of 2000 Series A Preferred Stock into an aggregate of 602,365 shares of common stock at a conversion price of $0.2027 per common share and 2.88 shares of 2000 Series A Preferred Stock into an aggregate of 550,000 shares of common stock at a conversion price of $0.0523. The preferred stock conversion at $0.0523 triggered the repricing of warrants issued to investors in our offering of Series A (1999) Convertible Preferred Stock (the "Taglich Investor Warrants") and the repricing of placement agent warrants issued in connection with that offering (the "Taglich Placement Warrants"). The Taglich Investor Warrants and Taglich Placement Warrants had previously been adjusted based upon earlier issuances of securities at offering or exercise prices that were below the exercise prices of the Taglich Investor Warrants and the Taglich Placement Warrants. As a result of the preferred stock conversion, the number of shares of the Company's common stock issuable upon exercise of outstanding Taglich Investor Warrants and Taglich Placement Warrants was increased to an aggregate of 2,902,660 shares, and the exercise price of those warrants was adjusted downward to $0.0523 per share.

         Between November 2000 and November 2001, Blue Line Communications Warehouse, Inc., a company of which William C. Kosoff is the sole remaining director and a major shareholder, resold approximately $250,000 of our products. Blue Line ceased operations in December 2001. Mr. Kosoff is a founder and long-time employee who became a director of Telenetics on May 15, 2002 after having served as a director and executive officer of Telenetics during various prior periods. As of December 31, 2002, Blue Line was in the process of accounting for its debts, which included approximately $40,000 due to us.

         In June 2002, we granted Mr. Kosoff a 10-year option to purchase up to 80,000 shares of common stock at an exercise price of $0.115 per share under our Amended and Restated 2001 Stock Option Plan. The option is scheduled to vest and become exercisable in four equal quarterly installments commencing September 11, 2002.

         In November 2002, we entered into a modification agreement with Ms. Lutz for the 8% obligation in the principal amount of $75,000 and for the $250,000 12% note dated December 31, 1997. Under the agreement, the maturity date was extended to December 15, 2003.

         On February 14, 2003, the board of directors approved the issuance of shares of common stock at a rate of $0.075 per share to all directors in lieu of payment to them of amounts accrued and outstanding under the compensation plan adopted in May 2002. An aggregate of 637,666 shares of common stock will be issued to Michael Taglich, Brad Jacobs and Robert Schroeder in lieu of payment to them of an aggregate of $47,825 in outstanding compensation.

         On February 29, 2003, we issued David Stone, John McLean, George Rombach and William Kosoff, an aggregate of 1,278,987 shares of common stock, with a fair market value of $95,924, for a 2002 bonus accrual.

         Effective March 1, 2003, we entered into a modification agreement with holders of $3,870,000 the 2002 notes held by SDS Merchant Fund, L.P., Dolphin Offshore Partners, L.P. and seven others. Pursuant to the modification agreement we issued replacement notes that included unpaid principal and accrued interest through June 30, 2003. The notes bear interest at 9% per annum commencing March 1, 2003. Interest payments will be paid quarterly in arrears commencing September 30, 2003. Principal payments will be paid quarterly on February 15, May 15, August 15 and November 15 in each year commencing on August 15, 2003. The amount of the quarterly principal payments will be 10% of the then outstanding principal balance for the 2002 notes with the exception of the Dolphin Offshore Partners, L.P. note, which will be 5% of the then outstanding principal balance. All unpaid principal and accrued interest will be due and payable at maturity on March 1, 2006. Cross default provisions apply to secured debt only and any indebtedness to Corlund Electronics or its successors is excluded. All outstanding 2002 note warrants to purchase our common stock held by the 2002 noteholders have been amended to provide for a fixed exercise price equal to the current exercise price (amended warrants collectively, the "2003 restructuring warrants"). In addition, for each $1 of principal and accrued interest outstanding on February 28, 2003, the holder received 3.5 shares of our common stock. The shares of common stock issued in connection with the issuance of the replacement notes, including the shares of common stock underlying the 2003 restructuring warrants, and carry piggy-back registration rights. The March 1, 2002 investors in the 2002 notes will be treated PARI PASSU with the January 23, 2002 investors as to security for the repayment of the replacement notes. The holders agree to waive any and all defaults in connection with the replaced notes. The term of the waiver shall extend until the execution of the final documents reflecting the proposed amendments.

         We are or have been a party to various employment, consulting and compensation arrangements with related parties, as more particularly described above under the headings "Compensation of Executive Officers," "Compensation of Directors," and "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

BENEFICIAL OWNERSHIP OF PRINCIPAL SECURITY HOLDERS AND MANAGEMENT

         As of April 28, 2003, a total of 45,360,639 shares of our common stock were outstanding. The following table sets forth information as of that date regarding the beneficial ownership of our common stock by:

         o each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock as of the date of the table;

         o        each of our directors and director nominees;

         o each of our current executive officers named in the Summary Compensation Table contained elsewhere in this document; and

         o all of our directors, director nominees and current executive officers as a group.

         Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the table, we believe each holder possesses sole voting and investment power with respect to all of the shares of common stock owned by that holder, subject to community property laws where applicable. In computing the number of shares beneficially owned by a holder and the percentage ownership of that holder, shares of common stock subject to options or warrants or underlying notes held by that holder that are currently exercisable or convertible or are exercisable or convertible within 60 days after the date of the table are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

         As described above under the heading "Certain Relationships and Related Transactions," SDS Merchant Fund, L.P. and Dolphin Offshore Partners, L.P. hold 2003 restructuring warrants and Michael N. Taglich and Tag Kent Partners hold 2002 notes and 2002 note warrants. Each of the 2003 restructuring warrants, 2002 notes and 2002 note warrants prohibits its holder from converting the note or exercising the warrant to the extent that conversion of the note or exercise of the warrant would result in the holder, together with its affiliates, beneficially owning in excess of 4.999% or 9.999% of our outstanding shares of common stock.

         A holder of a 2002 note, 2002 note warrant or 2003 restructuring warrant may waive the 4.999% limitations upon 60 days' prior written notice to us. Also, these limitations do not preclude a holder from converting or exercising a note or warrant and selling shares underlying the note or warrant in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amounts. In light of the limitations contained in the 2002 notes, 2002 note warrants and 2003 restructuring warrants, the number of shares shown in the table as beneficially owned by Michael N. Taglich has been limited to 4.999% of the shares of our common stock outstanding as of the date of the table, and the numbers of shares shown in the table as beneficially owned by Dolphin Offshore Partners, L.P. and SDS Merchant Fund, L.P. consist only of the outstanding shares of common stock that those holders beneficially owned as of the date of the table and does not include any shares issuable upon conversion of their 2003 restructuring warrants.

         Except as indicated below, the address for each named beneficial owner is 25111 Arctic Ocean, Lake Forest, California 92630.

                                                                                    Percent of
                                                     Amount and Nature of          Common Stock
             Name of Beneficial Owner                Beneficial Ownership       Beneficially Owned
             ------------------------                --------------------       ------------------
    Dolphin Offshore Partners, L.P.................         11,935,807 (1)             26.31%
    SDS Merchant Fund, L.P.........................          5,560,380 (2)             13.27%
    Michael N. Taglich.............................          2,351,960 (3)              4.99%
    John D. McLean.................................          1,271,717(4)               2.77%
    H. George Levy, M.D............................            627,294 (5)              1.38%
    David L. Stone.................................          1,000,333 (6)              2.19%
    Bradley L. Jacobs..............................            580,849 (7)              1.27%
    Robert Schroeder...............................            786,005 (8)              1.71%
    George F. Rombach..............................            424,833 (9)                  *
    William C. Kosoff..............................            335,859 (10)                 *
    David B. Parshall..............................             50,000( 11)                 *
    All directors, director nominees and
      executive officers as a group (9 persons)....          8,940,912 (12)            17.61%

---------------
  *    Less than 1.00%
(1) Due to beneficial ownership limitations, the number shown represents only outstanding shares and excludes 3,599,878 shares underlying a warrant. If beneficial ownership limitations were disregarded, this holder would beneficially own 15,535,685 shares representing approximately 31.73% of our outstanding common stock. Power to vote or dispose of the shares is held by Peter E. Salas as general partner. The address for Mr. Salas is 129 East 17th Street, New York, New York 10003.
(2) Due to beneficial ownership limitations, the number shown represents only outstanding shares and excludes 2,553,105 shares underlying a warrant. If beneficial ownership limitations were disregarded, this holder would beneficially own 8,113,485 shares representing approximately 16.93% of our outstanding common stock. Power to vote or dispose of the shares is held by SDS Capital Partners, LLC, as general partner. Steve Derby is the managing member of SDS Capital Partners, LLC. The address for SDS Merchant Fund, L.P. is c/o SDS Capital Partners, One Sound Shore Drive, Greenwich, Connecticut 06830.

(3) Includes 90,129 shares held in Mr. Taglich's 401(k) account and 360,512 shares held by Taglich Brothers, Inc., an NASD member firm that has acted as placement agent for Telenetics from time to time. Also includes a maximum aggregate of 1,687,986 shares of common stock that may be issued upon conversion of notes and exercise of warrants held by Mr. Taglich and Tag Kent Partners without waiver of beneficial ownership limitations. If beneficial ownership limitations were disregarded, this holder would beneficially own 3,864,022 shares representing approximately 7.96% of our outstanding common stock. Mr. Taglich is a director and president of Taglich Brothers, Inc. and is general partner of Tag Kent Partners. Mr. Taglich is a director and Chairman of the Board of Telenetics. The address for Mr. Taglich is c/o Taglich Brothers, Inc., 1370 6th Avenue, 31st Floor, New York, New York 10019.
(4) Includes 27,200 shares underlying warrants and 450,000 shares underlying options. Mr. McLean is an employee and executive officer of Telenetics.
(5) Includes 66,500 shares held in trust, 10,000 shares held by Dr. Levy's spouse, 62,500 shares underlying warrants and 100,000 shares underlying options. Dr. Levy is a director of Telenetics.
(6) Includes 350,000 shares underlying options, 10,000 shares held in Mr. Stone's individual retirement account and 35,500 shares held by Mr. Stone's daughter. Mr. Stone is our President and Chief Financial Officer and disclaims beneficial ownership of the shares held by his daughter.
(7) Includes 245,000 shares underlying options. Mr. Jacobs is a director of and former intellectual property consultant to Telenetics.
(8) Represents 502,672 shares underlying warrants and 70,000 shares underlying options. Mr. Schroeder is a director of Telenetics and is an employee of Taglich Brothers, Inc.
(9) Includes 204,000 shares underlying options. Mr. Rombach is Secretary of Telenetics.
(10) Includes 10,885 shares held by Mr. Kosoff's spouse and 156,000 shares underlying options. Mr. Kosoff is a director of Telenetics and disclaims beneficial ownership of the shares held by his spouse.
(11) Includes 50,000 shares underlying options. Mr. Parshall is a director of Telenetics.
(12) Includes 2,175,937 shares underlying warrants, 1,675,000 shares underlying options and 250,000 shares underlying notes and disregards beneficial ownership limitations that apply to Mr. Taglich and Tag Kent Partners.

AUDIT COMMITTEE REPORT

         The audit committee of the board of directors of Telenetics Corporation discussed with the independent auditors of Telenetics Corporation all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." Prior to the inclusion and filing with the Securities and Exchange Commission of the consolidated audited financial statements in Telenetics Corporation's annual report on Form 10-KSB for the year ended December 31, 2002, the audit committee discussed with management and reviewed Telenetics Corporation's consolidated audited financial statements. In addition, the audit committee obtained from the independent auditors a formal written statement indicating that no relationships exist between the auditors and Telenetics Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independent Discussions with Audit Committees," discerned from discussions with the auditors that no relationships exist that may impact their objectivity and independence and satisfied itself as to the auditors' independence. Prior to the filing of the Form 10-KSB with the Securities and Exchange Commission, and based on the review and discussions referenced above, the audit committee recommended to the board of directors that the audited financial statements be included in the Form 10-KSB.

                                      Respectfully submitted,

                                      Audit Committee of Telenetics Corporation
                                           Bradley L. Jacobs
                                           Robert Schroeder
                                           David Parshall

PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed or expected to be billed to us for services rendered to us for the year ended December 31, 2002 by our independent auditors, BDO Seidman, LLP and Haskell & White LLP:

                                                             $88,100 (a)

         Audit Fees                                          $29,200 (b)

         Financial Information Systems Design and
         Implementation Fees                                        --

                                                             $14,000 (c)(e)

         All Other Fees                                      $51,500 (d)(e)

--------------------------
       (a) Includes Haskell & White LLP fees for the audit of our annual consolidated financial statements for the year ended December 31, 2002, and the review of the condensed consolidated financial statements included in our quarterly report on Form 10-QSB at September 30, 2002.
       (b) Includes BDO Seidman, LLP fees for the reviews of the condensed consolidated financial statements included in our quarterly reports on Form 10-QSB at March 31, 2002, June 30, 2002 and September 30, 2002.
       (c)    Includes Haskell & White LLP fees for consulting and tax returns.
       (d) Includes BDO Seidman, LLP fees for consents relating to registration statements of $42,100 and fees for consulting of $9,400. (e) The audit committee has considered whether the provision of these services is compatible with maintaining the auditor's independence.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

         On November 12, 2002, BDO Seidman, LLP ("BDO"), the independent accounting firm that we engaged as principal accountant to audit our financial statements, advised our audit committee that the client-auditor relationship with BDO had ceased on that date.

         The audit reports of BDO on our consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that BDO's report contained a separate paragraph stating:

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has net capital and working capital deficiencies that, among other things, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         In connection with the audits of the two years ended December 31, 2001, and during the subsequent interim period through November 12, 2002, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to BDO's satisfaction, would have caused BDO to make reference to the subject matter of the disagreement in connection with its opinion. In addition, there were no reportable events as described in Item 304(a)(1)(iv)(B) of Regulation S-B under the Securities Act of 1933, as amended, except as described in the following paragraph.

         In connection with BDO's review of our results for the quarter ended September 30, 2002, BDO raised certain questions about the accounting for material transactions between us and Corlund Electronics, our subcontract manufacturer. BDO discussed with our audit committee the subject matter of those questions and indicated that because of the significance of those unresolved questions, they were unable to complete their review of the condensed consolidated financial statements prepared for inclusion in our Form 10-QSB for September 30, 2002. BDO indicated that because they believe the matters in question may impact prior quarters in 2002, BDO withdrew their previously issued review reports with respect to the condensed consolidated financial statements included in our Form 10-QSBs for March 31, 2002 and June 30, 2002.

         On November 13, 2002, we engaged Haskell & White LLP ("HW") as our new certifying accountants. Our decision to engage HW was approved by our audit committee. We had not consulted with HW in the past regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements or as to any disagreement or reportable event as described in Item 304(a)(1)(iv) of Regulation S-B. We authorized BDO to respond fully to inquiries of HW regarding the reportable event described above and BDO's audit of our consolidated financial statements for the year ended December 31, 2001 and BDO's reviews of our condensed consolidated financial statements for the quarters ended March 31, 2002 and June 30, 2002.

                        APPROVAL OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

         Our board of directors has selected the independent certified public accounting firm of Haskell & White LLP to audit and comment on our financial statements for the year ending December 31, 2002, and to conduct whatever audit functions are deemed necessary. Haskell & White LLP audited our financial statements for the year ended December 31, 2002 that were included in our most recent annual report on Form 10-KSB.

         We anticipate that a representative of Haskell & White LLP will be present at the 2003 annual meeting and will be given the opportunity to make a statement, if desired, and to respond to appropriate questions, if any, concerning their engagement.

REQUIRED VOTE OF SHAREHOLDERS AND BOARD RECOMMENDATION

         Although a vote of shareholders is not required on this proposal, our board of directors is asking our shareholders to ratify the appointment of our independent auditors. The affirmative vote of a majority of the shares of common stock represented and voting on this proposal will constitute shareholder ratification of the appointment, provided that the number of shares voting in favor of the proposal equals at least a majority of the quorum. If shareholder approval of this proposal is not obtained, our board of directors may reconsider its appointment of independent auditors.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

                                  OTHER MATTERS

         Our board of directors knows of no other matters to be brought before the 2003 annual meeting. However, if other matters should come before the 2003 annual meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

                                  ANNUAL REPORT

         A copy of our annual report to the Securities and Exchange Commission on Form 10-KSB for the year ended December 31, 2002 is available without charge to shareholders and may be obtained by writing to Investor Relations Department, Telenetics Corporation, 25111 Arctic Ocean, Lake Forest, California 92630 (telephone number (949) 455-4000).

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Under Rule 14a-8 of the Securities and Exchange Commission, proposals by shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our next annual meeting must be received by us by January 31, 2004, in order to be considered for inclusion in our proxy materials. These proposals must be addressed to our Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the Securities and Exchange Commission governing shareholder proposals. For all other proposals by shareholders to be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive offices of Telenetics not later than April 26, 2004. If a shareholder fails to so notify us of any such proposal prior to such date, management of Telenetics will be allowed to use their discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement.